FORM 4

    (   )  Check this box if no longer
           subject to Section 16.  Form 4
           or Form 5 obligations may continue.
           See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                   |OMB NUMBER: 3235-0287|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person
      Michael J. Scharf
      c/o Niagara Corporation
      667 Madison Avenue
      New York, New York  10021
   ____________________________________________________________________________
   2. Issuer Name and Ticker or Trading Symbol
      Niagara Corporation; NIAG/NIAGW
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Statement for Month/Year
      05/97
   ____________________________________________________________________________
   5. If Amendment, Date of Original (Month/Year)

   ____________________________________________________________________________
   6. Relationship of reporting person to Issuer (Check all applicable)
      ( X) DIRECTOR
      ( x) 10% OWNER
      ( X) OFFICER (GIVE TITLE BELOW)
      (  ) OTHER (SPECIFY TITLE BELOW)

           Chief Executive Officer, President and Chairman of the Board
   ____________________________________________________________________________
   7. Individual, or Joint/Group Filing (Check all applicable)
      ( X) Form filed by One Reporting Person
      (  ) Form filed by More than One Reporting Person

   ===========================================================================
   TABLE I
   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
      5/12/97
   ___________________________________________________________________________
   3. Transaction Code (Instr. 8)
      P
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      4,600; A; $5.655
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      D
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
      5/12/97
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
      P
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      5,850; A; approximately $5.627
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 496,700
   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      D
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 100,000
   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      I
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      Owned by the Michael J. Scharf 1987 Grantor Income Trust of which
      Mr. Scharf is Trustee.
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 100,000
   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      I
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      Owned by the Scharf Family 1989 Trust of which Mr. Scharf is Trustee.
   ____________________________________________________________________________
   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
   ============================================================================
   TABLE II
   Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., Puts, Calls, Warrants, Options, Convertible securities)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      4/27/97
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      20,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: 04/27/98              Expiration Date:  04/27/07
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 20,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      04/27/97
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      20,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: 04/27/99             Expiration Date:  04/27/07
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 20,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      04/27/07
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      20,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: 04/27/00           Expiration Date:  04/27/07
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 20,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      04/27/97
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      20,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: 04/27/01           Expiration Date:  04/27/07
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 20,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      04/27/97
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      20,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: 04/27/02           Expiration Date:  04/27/07
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 20,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
      200,000*
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Incentive Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Expiration Date:  09/13/06
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 100,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
      100,000
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Redeemable Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: Currently           Expiration Date:  08/13/00
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 437,500 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
      437,500
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Redeemable Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable: Currently           Expiration Date:  08/13/00
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 75,000 shares
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
      75,000
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)
       I
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       Owned by the Michael J. Scharf Grantor Income Trust of which
       Mr. Scharf is Trustee.



   EXPLANATION OF RESPONSES:

   *100,000 Nonqualified Stock Options granted on 4/27/97 under the Company's 1995 Stock Option Plan. End of month totals include 100,000 Nonqualified Stock Options and 100,000 Incentive Stock Options previously granted under the same Plan.


   /s/ Michael J. Scharf                                 06/10/97
   ---------------------------------                 ----------------
   **  SIGNATURE OF REPORTING PERSON                       DATE

   _____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).